EXHIBIT 4.9

                               FUNDING AGREEMENT

      FUNDING AGREEMENT (this "Agreement") dated as of June 9, 1997, as amended and restated as of August 15, 1997, between INNOVATIVE VALVE TECHNOLOGIES, INC., a Delaware corporation (the "Company"), and ALLWASTE, INC., a Delaware corporation ("Allwaste").

                             W I T N E S S E T H:

      WHEREAS, the Company proposes to acquire a number of companies in the industrial valve distribution and repair services business (the "Proposed Acquisitions") for various combinations of cash and common stock, par value $.001 per share, of the Company ("Common Stock") prior to or concurrently with the successful completion of an initial underwritten public offering of Common Stock by the Company (the "IPO" and, together with the Proposed Acquisitions, the "Transactions");

      WHEREAS, the Company desires to obtain a commitment for up to $6,000,000 of financing to pay the fees and expenses of its legal counsel and independent public accountants, its organizational expenses and the various other expenses the Company expects to incur up to the time the Transactions close (the "Pre-IPO Expenses"); and

      WHEREAS, to June 9, 1997 Allwaste has advanced $2,128,935 (the "Previously Advanced Amount") to The Safe Seal Company, Inc., a Texas corporation ("SSI"), pursuant to the terms of a letter agreement dated September 18, 1996 (the "Letter Agreement") to cover Pre-IPO Expenses;

      NOW, THEREFORE, in consideration of the agreements and undertakings of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which the parties hereto hereby acknowledge, the parties hereto hereby agree as follows:

1.    COMMITMENT.

      1.1 ADVANCES. Subject to the terms and conditions of this Agreement, Allwaste agrees to make advances (the "Advances") to the Company from time to time between the date hereof and the Termination Date (as hereinafter defined) up to an aggregate principal amount of $6,000,000. The term "Termination Date" means the earliest to occur of (i) December 31, 1997, (ii) the date on which the Company first receives payment for the shares of Common Stock it sells in the IPO (the "IPO Closing Date"), (iii) the Abandonment Date (as defined in the Modification and Settlement Agreement dated as of May 9, 1997, as amended and restated as of August 15, 1997, by and among SSI, Allwaste and the other parties thereto) or (iv) the date Allwaste terminates its commitment hereunder pursuant to Section 7; provided, however, if the Company has filed a registration statement relating to the IPO under the Securities Act of 1933, as amended (the "Securities Act"),

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on or before December 31, 1997 and is pursuing the IPO on December 31, 1997, the date referred to in clause (i) of this sentence will be the first to occur of
(a) the date the Company withdraws that registration statement pursuant to Rule 477 under the Securities Act, (b) the date that registration statement is abandoned pursuant to Rule 479 under the Securities Act or (c) May 31, 1998. Allwaste also agrees to use commercially reasonable efforts to fund, on terms acceptable to the Company, the cash portion of the purchase price payable in each Proposed Acquisition that the Company effects prior to the IPO Closing
Date, subject to Allwaste's covenants and other agreements with Philip Services Corp. Notwithstanding any provision hereof or of the Letter Agreement to the contrary, (i) the Previously Advanced Amount will be deemed for all purposes an Advance made under this Agreement on June 9, 1997 and (ii) on the execution and delivery of this Agreement by Allwaste, SSI will have no obligation to repay the Previously Advanced Amount or any interest that may have accrued thereon to Allwaste.

      1.2 CONVERTIBLE PROMISSORY NOTE. When the Company executes and delivers this Agreement to Allwaste, the Company also will execute and deliver to Allwaste a Convertible Promissory Note in the form of Exhibit A (the "Note").

      1.3 PROCEDURE FOR ADVANCES. Monthly hereafter between the date hereof and the Termination Date, the Company may request an Advance hereunder by delivering to Allwaste a Request for Advance in substantially the form of Exhibit B, with the blanks therein appropriately filled. A Request for Advance may direct that the Advance be made to the Company or directly to such third parties as may be specified in the Request for Advance. Any amounts paid to third parties pursuant to such a direction in a Request for Advance shall be deemed to be made on behalf of the Company and, to the extent those amounts constitute expenses, those amounts will constitute expenses of the Company for all purposes and the Company shall be the owner of any and all benefits attributable to such expenses. Within five business days after Allwaste receives any Request for Advance from the Company, Allwaste will make the Advance requested thereby to the Company or to the Company's order as indicated in the Request for Advance.

      1.4 CONVERSION AND REPAYMENT OF THE NOTE; PAYMENT OF OTHER OBLIGATIONS WITH COMMON STOCK. The Note will be subject to conversion and repayment in accordance with its terms. Allwaste agrees that the Company may, at its option exercisable on the IPO Closing Date, satisfy the payment obligations it owes to Allwaste on the IPO Closing Date, in an aggregate amount not to exceed the amount by which $10,000,000 exceeds the unpaid principal amount of the Note immediately before its conversion, with shares of Common Stock valued, for purposes of this Section 1.4, at the IPO Price (as defined in the Note).

      1.5 INTEREST RATE. The Advances will bear interest at the annual rate per annum of 8%; provided, however, that on the occurrence and during the continuance of an Event of Default (as hereinafter defined), the Advances will bear interest at the rate of 10% per annum. Interest on the Note will be computed on the basis of a year of 365 or 366 days, as the case may be.

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      1.6 REGISTRATION RIGHTS. Simultaneously with the execution and delivery of this Agreement, the Company and Allwaste will execute and deliver a Registration Rights Agreement in the form of Exhibit C (the "Registration Agreement").

2. REPRESENTATIONS OF THE COMPANY. The Company represents and warrants to Allwaste as follows:

      2.1 ORGANIZATION. The Company: (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to (a) conduct its business as now conducted and as proposed to be conducted, (b) enter into and perform its obligations under this Agreement and the Registration Agreement and (c) issue and perform its obligations under the Note and (ii) has delivered to Allwaste copies of the Company's Certificate of Incorporation and bylaws, each as in effect as of the date of this Agreement, and each of which has been certified by the Company's secretary.

      2.2 CAPITALIZATION. On August 15, 1997, after giving effect to the contemplated combination of the outstanding Common Stock on a 0.68 for 1 basis, the authorized capital stock of the Company will consist of (i) Common Stock, of which 30,000,000 shares will be authorized and 242,839 shares will be issued and outstanding and owned of record and beneficially by the persons named below in the following amounts:

                                                     NO. OF OUTSTANDING
                      STOCKHOLDER                       SHARES OWNED
                      -----------                    ------------------
                  William E. Haynes                         74,466
                  Charles F. Schugart                       40,800
                  Frank L. Lombard                          14,893
                  John L. King                              17,000
                  Douglas R. Harrington, Jr.                17,000
                  Denny A. Rigas                            34,000
                  Computerized Accounting & Tax
                    Services, Inc.                          44,680

and (ii) preferred stock, $.001 par value per share, of which 5,000,000 shares are authorized and none of which are issued or outstanding. The shares of Common Stock then issued and outstanding will be duly authorized, validly issued, fully paid and nonassessable. All shares of Common Stock issuable on conversion of the Note or pursuant to Section 1.4 have been duly reserved for issuance. If and when shares of Common Stock are issued on conversion of the Note or pursuant to
Section 1.4, those shares will be duly authorized, validly issued, fully paid and nonassessable.

      2.3 PROPOSED ACQUISITIONS. As of the date hereof, the Company has provided to Allwaste a copy of each letter of intent it has heretofore entered into with respect to any Proposed Acquisition.

      2.4 NO LITIGATION. There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against or affecting the Company. The

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Company is not subject to any continuing court or administrative order, writ, injunction or decree applicable to it or its assets or operations. There are no outstanding judgments against the Company.

      2.5 NO GOVERNMENTAL APPROVALS. No authorization, approval, consent or order of, or registration, declaration or filing with, any court or governmental body is required by or on behalf of the Company in connection with the Company's execution or performance of this Agreement, the Note or, except as contemplated thereby, the Registration Agreement. To the Company's knowledge, the Company and its subsidiaries are conducting their respective businesses and operations in compliance with all governmental rules and regulations applicable thereto, including, without limitation, those relating to occupational safety, health and employment practices, and none of them is in violation or default in any material respect under any statute, law, rule, ordinance, judgment, order, decree or other governmental authorization or approval applicable to it, except for any such violation or default that would not result in a material adverse effect on the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries taken as a whole.

      2.6 NO BROKERS. The Company is not liable for any investment banking fee, finder's fee, brokerage payment or other similar payment in connection with the origin, negotiation or consummation of the transactions contemplated by this Agreement. Neither the Company nor any stockholder of the Company is a party to any agreement, understanding or arrangement, or has committed any act, which might give rise to any valid claim against the Company or Allwaste for any such fee, commission or other payment.

      2.7 AUTHORITY OF THE COMPANY. The execution, delivery and performance by the Company of this Agreement, the Note and the Registration Agreement have been duly authorized and approved by the Board of Directors of the Company. No further action remains to be taken in order to have completed all action required by law and the Company's certificate of incorporation and bylaws to authorize the execution, delivery and performance by the Company of this Agreement, the Note or the Registration Agreement. This Agreement, the Note and the Registration Agreement are valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except as that enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally. The Company's execution and delivery of this Agreement, the Note and the Registration Agreement do not, and the Company's performance of this Agreement, the Note and the Registration Agreement will not, violate, conflict with or constitute a breach of or a default under the certificate of incorporation or bylaws of the Company or any loan or credit agreement, indenture, mortgage, deed of trust, contract, lease, license or other contract or agreement to which the Company is a party or by which it is bound or violate any order, writ, injunction or decree of any court, administrative agency or governmental body.

3. REPRESENTATIONS OF ALLWASTE. Allwaste represents and warrants to the Company as follows:

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      3.1 AUTHORITY OF ALLWASTE. Allwaste has all requisite authority to enter into this Agreement and to perform all the obligations required to be performed by Allwaste under this Agreement. This Agreement has been duly executed and delivered by Allwaste, and, on execution and delivery by the Company, this Agreement will be the valid and legally binding obligation of Allwaste, enforceable against it in accordance with its terms, except as that enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally.

      3.2 MEANS OF SOLICITATION. Neither the Company nor any person acting or purporting to act on behalf of the Company has offered or sold to Allwaste the Note or the Common Stock underlying the Note or issuable pursuant to Section 1.4 by means of any form of general solicitation or general advertising. Allwaste is acquiring the Note solely for its own beneficial account, for investment purposes, and not with any view to, or for resale in connection with, any distribution (within the meaning of the Securities Act) of the Note or the Common Stock issuable on conversion of the Note or pursuant to Section 1.4. Allwaste is an "accredited investor" within the meaning of Regulation D under the Securities Act. Allwaste understands that the Note and that Common Stock have not been registered under the Securities Act or any state securities laws, by reason of specific exemptions under the provisions thereof which depend in part on the investment intent of Allwaste and on the accuracy of certain other representations made by Allwaste in this Agreement. Allwaste understands that the Company is relying on the representations and agreements contained in this Agreement for the purpose of determining that the transactions contemplated by this Agreement meet the requirements for those exemptions.

      3.3 NO GOVERNMENTAL APPROVALS. No authorization, approval, consent or order of, or registration, declaration or filing with, any court or governmental body is required by or on behalf of Allwaste in connection with Allwaste's execution or performance of this Agreement or the Registration Agreement.

      3.4 NO BROKERS. Allwaste is not a party to any agreement, understanding or arrangement, and has not committed any act, which might give rise to any valid claim against the Company for any finder's fee, brokerage payment or other similar payment in connection with the origin, negotiation or consummation of the transactions contemplated by this Agreement.

4.    LEGENDS AND RESTRICTIONS ON TRANSFER.

      4.1 SECURITIES ACT LEGENDS. Each certificate or other document representing the Note and the shares of Common Stock issuable on conversion of the Note or pursuant to Section 1.4 (collectively the "Securities" and individually a "Security") will be stamped or otherwise imprinted with a restrictive legend in the form set forth in Exhibit A (in the case of the Note) or as follows (in the case of those shares):

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      THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE
      SECURITIES ACT OF 1933 AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IF THE HOLDER HEREOF COMPLIES WITH THAT LAW AND OTHER APPLICABLE SECURITIES LAWS.

Except as provided in Section 4.2, if any Security is transferred or reissued, the certificates or other instruments representing it also will bear the appropriate legend prescribed above.

      4.2 REMOVAL OF SECURITIES ACT LEGENDS. The Company will promptly deliver or cause to be delivered a new certificate or certificates or instrument or instruments representing any Security, which certificate or certificates or instrument or instruments will not bear the legends referred to or set forth in
Section 4.1, when it determines (on the basis of such documentation as the Company reasonably requires, including an opinion of counsel) that the Security has been held beneficially by its holder for at least two years for purposes of Rule 144 under the Securities Act ("Rule 144") and that such holder is not and has not been within the preceding three months an affiliate of the Company. All determinations pursuant to the preceding sentence will be made in accordance with Rule 144(k) or any applicable successor rule. If a period shorter than specified above is permitted by reason of the amendment or replacement of Rule 144(k), the Company will impose no greater restriction than the restriction imposed as the result of that amendment or replacement.

      4.3 RESTRICTION ON TRANSFER OF COMMON STOCK. Allwaste agrees with the Company that, during the two-year period ending on the second anniversary of the IPO Closing Date, Allwaste will not voluntarily, except pursuant to and in accordance with the applicable provisions of the Registration Agreement: (i) sell, assign, exchange, transfer, encumber, pledge, distribute, appoint or otherwise dispose of (a) any shares of Common Stock issued on conversion of the Note or pursuant to Section 1.4 or (b) any interest in (including any option to buy or sell) any of those shares of Common Stock, in whole or in part, and the Company will have no obligation to, and shall not, treat any such attempted transfer as effective for any purpose; or (ii) engage in any transaction, whether or not with respect to any shares of Common Stock or any interest therein, the intent or effect of which is to reduce the risk of owning the shares of Common Stock issued on conversion of the Note or pursuant to Section
1.4 (including, for example, engaging in put, call, short-sale, straddle or similar market transactions). Allwaste also agrees with the Company that the certificates evidencing the Common Stock issued on conversion of the Note or pursuant to Section 1.4 will bear a legend substantially in the form set forth below and containing such other information as the Company may deem necessary or appropriate:

      EXCEPT PURSUANT TO THE TERMS OF THE FUNDING AGREEMENT DATED AS OF JUNE 9, 1997 BETWEEN THE ISSUER AND THE HOLDER OF THIS CERTIFICATE, THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE VOLUNTARILY SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED VOLUNTARY SALE, ASSIGNMENT, EXCHANGE, TRANSFER, ENCUMBRANCE, PLEDGE, DISTRIBUTION, APPOINTMENT OR OTHER DISPOSITION OF ANY OF THOSE SHARES, DURING THE TWO-YEAR PERIOD ENDING ON __________ [DATE THAT IS THE SECOND ANNIVERSARY OF THE IPO CLOSING DATE.]

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
      ON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) AFTER THE DATE SPECIFIED ABOVE.

5. COVENANTS OF THE COMPANY. The Company hereby covenants and agrees as follows:

      5.1 CERTAIN ACTIONS PROHIBITED. Until the IPO has been consummated and the Note has been paid in full (including by conversion thereof), the Company will not (without the prior approval of Allwaste), except as specifically contemplated by this Agreement, change the capital structure of the Company in any way and will not:

             (i) issue any additional shares of its capital stock;

            (ii) pay or declare any dividends or other distributions on, or purchase or redeem any outstanding shares of, Common Stock;

           (iii) dispose of any material amount of its assets;

            (iv) adopt any new employee benefit plan or stock option plan; or

             (v) guarantee the obligations or indebtedness of any other person.

      5.2 ACQUISITIONS. The Company will use its reasonable business efforts to enter into letters of intent and definitive agreements with leading industrial valve distribution or repair services companies and will keep Allwaste advised of the progress of its negotiations with the prospective sellers of those companies. The Company will not enter into any such definitive agreement unless it is (i) in material accordance with the valuation methodology previously discussed (or such other valuation methodology mutually agreed on by the Company and Allwaste) between the Company and Allwaste and (ii) approved by Allwaste. The Company will use its reasonable business efforts to close the Proposed Acquisitions of each such company simultaneously with the closing of the IPO.

      5.3 IPO. The Company will use its reasonable business efforts to consummate the IPO as promptly as practicable.

      5.4 ACCESS. The Company will provide to Allwaste and its counsel, accountants and other representatives access, at reasonable times during normal business hours, to all the properties, books and records, contracts and agreements and employees of the Company, so that Allwaste may have full opportunity to make such investigation as it desires to make of the business and assets of the Company and the companies to be acquired by the Company.

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
6.    CONDITIONS TO ADVANCES.

            Allwaste will not be obligated to make any Advance unless it has received (i) the Note and the Registration Agreement, duly executed and delivered by the Company, (ii) resolutions of the Board of Directors of the Company, duly certified by the secretary of the Company, authorizing the execution, delivery and performance by the Company of this Agreement, the Note and the Registration Agreement, and (iii) the certificate of incorporation and bylaws, as amended to date, of the Company, duly certified by the secretary of the Company. In addition, Allwaste will not be obligated to make any Advance unless on the applicable date that Advance is to be made (and after giving effect to the requested Advance): (i) Allwaste has timely received a Request for Advance; (ii) all the representations and warranties of the Company in this Agreement are true and correct in all material respects; (iii) no material adverse change with respect to the business, operations, prospects or properties of the Company has occurred and is continuing; and (iv) no Default or Event of Default (as defined below) exists. Each Request for Advance delivered to Allwaste will constitute the representation and warranty by the Company to Allwaste that the statements in clauses (ii), (iii) and (iv) in the preceding sentence are true and correct in all respects at the time of that delivery.

7.    EVENTS OF DEFAULT.

      7.1 EVENTS OF DEFAULT. For purposes of this Agreement, the occurrence of any one or more of the following events is an "Event of Default" (and the occurrence of an event that, but for the passage of time or the giving of notice or both, would be an Event of Default is a "Default"):

            (i) the failure of the Company to pay any amount due hereunder or under the Note when it becomes due and payable and the continuation of that failure for five days after written notice of nonpayment has been given to the Company by Allwaste;

            (ii) the failure of the Company to properly perform, observe and comply with any covenant contained in Section 5.1;

            (iii) the failure or refusal of the Company to punctually and properly perform, observe and comply with any covenant, agreement or condition contained in this Agreement, the Note or the Registration Agreement, other than the covenants referred to in clauses (i) and (ii) of this Section 7.1, and the continuation of that failure or refusal for 15 days after written notice of that failure or refusal has been given to the Company by Allwaste;

            (iv) the Company (a) voluntarily seeks, consents to or acquiesces in the benefit or benefits of any Debtor Relief Law (as hereinafter defined) or (b) becomes party to (or be made the subject of) any proceeding provided by any Debtor Relief Law, other than as a creditor or claimant, that could suspend or otherwise adversely affect the rights of Allwaste (or the then current holder of the Note) granted hereunder (unless in the event that proceeding is involuntary, the petition instituting the same is dismissed within 90 days of the

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      filing of same) (as used herein, the term "Debtor Relief Law" means the
      Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally); or

            (v) any material representation or warranty made by the Company herein at any time proves to have been materially incorrect when made.

      7.2 CONSEQUENCES. If an Event of Default described in Section 7.1(iv) exists, Allwaste's commitment to make Advances automatically will terminate and the entire unpaid balance of the Advances automatically will become due and payable without any action of any kind by Allwaste. If any other Default or Event of Default exists, Allwaste may do any one or more of the following: (i) declare the entire unpaid balance of all or any part of the Advances immediately due and payable; (ii) terminate its commitment to make Advances; (iii) reduce any claim to judgment; and (iv) exercise any and all other legal or equitable rights afforded by this Agreement or the Note or the laws of the State of Texas or any other applicable jurisdiction. The Company waives presentment and demand for payment, protest, notice of intention to accelerate, notice of acceleration and notice of protest and nonpayment. No waiver of a Default or an Event of Default by Allwaste will be deemed a waiver of any other then existing or subsequent Default or Event of Default. No delay or omission by Allwaste in exercising any right under this Agreement or the Note will impair that right or be construed as a waiver of that right, nor will any single partial exercise of any right preclude any other or further exercise of that or any other right.

8.    MISCELLANEOUS.

      8.1 REMEDIES NOT EXCLUSIVE. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by any party hereto will not constitute a waiver of the right to pursue other available remedies.

      8.2 PARTIES BOUND; ASSIGNMENT. Except to the extent otherwise expressly provided herein, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, administrators, guardians, successors and assigns; and no other person will have any right, benefit or obligation hereunder. The rights and obligations of either party to this Agreement are not assignable without the prior written consent of the other party.

      8.3 NOTICES. All notices, reports, records or other communications that are required or permitted to be given to the parties under this Agreement will be sufficient in all respects if given in writing and delivered in person, by telecopy, by overnight courier or by registered or certified mail, postage prepaid, return receipt requested, to the receiving party at the following address:

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           If to Allwaste:    Allwaste, Inc.
                              5151 San Felipe, Suite 1600
                              Houston, Texas 77056-3609
                              Attention: Robert M. Chiste

           If to the Company: Innovative Valve Technologies, Inc.
                              14900 Woodham Drive, Suite A-125
                              Houston, Texas 77073
                              Attention:  William E. Haynes

or to such other address as such party may have given to the other party by notice pursuant to this Section 8.3. Notice will be deemed given on the date of delivery, in the case of personal delivery or telecopy, or on the delivery or refusal date, as specified on the return receipt, in the case of overnight courier or registered or certified mail.

      8.4 CHOICE OF LAW. This Agreement will be construed and interpreted, and the rights of the parties hereto will be determined in accordance with, the laws of the State of Texas, without giving effect to any conflicts of laws principles.

      8.5 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement, including the Exhibits, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties. Except as set forth herein, there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof. No supplement, modification or waiver of any of the provisions of this Agreement will be binding unless it is specifically designated to be a supplement, modification or waiver of this Agreement and is executed in writing by each party to be bound thereby.

      8.6 FURTHER ASSURANCES. From time to time hereafter and without further consideration, each of the parties hereto will execute and deliver such documents and instruments and take such actions as the other party hereto may reasonably request in order to more effectively consummate the transactions contemplated by this Agreement or as shall be reasonably necessary or appropriate in connection with the carrying out of the parties' respective obligations hereunder or the purposes of this Agreement.

      8.7 SEVERABILITY. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all the rights and privileges of the parties hereunder shall be enforceable to the fullest extent permitted by law.

      8.8 NO PARTNERSHIP. Nothing in this Agreement creates or is intended to create any

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partnership or joint venture between Allwaste and the Company.

      8.9 MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

      8.10 HEADINGS AND REFERENCES; JOINT DRAFTING. The headings of the several Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. References in this Agreement to "Sections" and "Exhibits" are to Sections of and Exhibits to this Agreement unless otherwise indicated. This Agreement and its Exhibits have been jointly drafted by the parties and their counsel. Neither this Agreement nor any of its Exhibits shall be construed against any party based on its authorship.

      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

                                    INNOVATIVE VALVE TECHNOLOGIES, INC.

                                    By: /s/ CHARLES F. SCHUGART
                                            Charles F. Schugart
                                            Senior Vice President--
                                            Chief Financial Officer

                                    ALLWASTE, INC.

                                    By: /s/ Robert M. Chiste
                                         Name: Robert M. Chiste
                                         Title:

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                                                                     EXHIBIT A

THIS NOTE AND THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE IN PART HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IF THE HOLDER HEREOF COMPLIES WITH THAT LAW AND OTHER APPLICABLE SECURITIES LAWS.

                          CONVERTIBLE PROMISSORY NOTE

$6,000,000                                                        June 9, 1997

      FOR VALUE RECEIVED, the undersigned, INNOVATIVE VALVE TECHNOLOGIES, INC., a Delaware corporation ("Maker"), hereby promises to pay (subject to the immediately following paragraph) to the order of ALLWASTE, INC., a Delaware corporation ("Payee"), at its principal offices at 5151 San Felipe, Suite 1600, Houston, Texas 77056-3609, the principal sum of SIX MILLION United States Dollars (U.S.$6,000,000) or, if less, the aggregate principal amount of all Advances (this and certain other terms not otherwise defined in this Convertible Promissory Note (this "Note") are used as defined in the Funding Agreement referred to below) made by Payee to Maker, at the time specified in the Funding Agreement. Unless the Conversion referred to below occurs, Maker promises to pay interest on the unpaid principal amount of each Advance from the date of that Advance until that principal amount is repaid in full at the rate per annum of 8%; provided, that during the continuation of any Event of Default, that rate per annum will be 10%. When the principal amount of this Note becomes payable, the interest accrued hereon also will become payable. This Note is the Note referred to in, and is entitled to the benefits of, the Funding Agreement dated as of June 9, 1997, as amended and restated as of August 15, 1997, between Maker and Payee (as supplemented, modified and amended from time to time, the "Funding Agreement"), which Funding Agreement contains among its provisions certain provisions for the acceleration of the maturity of this Note on the happening of certain stated events.

      Simultaneously with the closing of the IPO, (i) $500,000 of the outstanding principal amount of this Note or, if less, the entire outstanding principal amount of this Note will automatically convert, together with all interest accrued on the principal amount of this Note, into 420,629 shares of Common Stock and (ii) the remaining outstanding principal amount, if any, of this Note will automatically convert into such number of whole shares of Common Stock as shall most nearly equal, but not exceed, the quotient of that remaining outstanding principal amount divided by the IPO Price (the conversions pursuant to this sentence being the "Conversion," and the "IPO Price" being the price per share at which the Common Stock is initially offered to the public in the IPO). Prior to the Conversion, Payee, as such, will not be entitled to any rights of a holder of Common Stock.

      EXECUTED as of the date set forth above.

                                    INNOVATIVE VALVE TECHNOLOGIES, INC.

                                    By:
                                        Charles F. Schugart
                                        Senior Vice President--
                                        Chief Financial Officer

                                                                       EXHIBIT B

                              REQUEST FOR ADVANCE

                                                         , 199

Allwaste, Inc.
5151 San Felipe, Suite 1600
Houston, Texas  77056-3609
Attention:  T. Wayne Wren, Jr.

            Reference is made to the Funding Agreement dated as of June 9, 1997 (as supplemented, modified or amended from time to time, the "Funding Agreement") between Innovative Valve Technologies, Inc. (the "Company") and Allwaste, Inc. Capitalized terms used herein and not otherwise defined herein are used as defined in the Funding Agreement. The Company hereby gives you notice pursuant to Section 1.3 of the Funding Agreement that it requests an Advance under the Funding Agreement on the following terms:

      (A) Advance date _________________.
      (B) Amount of Advance $_________________.
      (C) Payment of Advance to be made to (check one) ______ the Company ______ third parties (list indicating specific parties and amounts attached).

            The Company hereby certifies that the funds provided to it pursuant to this request will be used to pay Pre-IPO Expenses.

                                    Very truly yours,

                                    INNOVATIVE VALVE TECHNOLOGIES, INC.

                                    By:
                                    Name:
                                    Title:

                                     B-1